Exhibit 99.1

Investor Contact	Media Contact
Thomas Redington	Matthew Cossolotto
Phone: 203-222-7399	Phone: 914-245-9721
tredington@redingtoninc.com	matthew@ovations.com

DIGITAL ANGEL CORPORATION REPORTS YEAR-TO-DATE
AND THIRD QUARTER RESULTS FOR 2003

YEAR-TO-DATE REVENUE INCREASED TO $28.1 MILLION, FIVE PERCENT OVER LAST YEAR

SO. ST. PAUL, MN – NOVEMBER 14, 2003 – Digital Angel Corp. (AMEX: DOC) today announced the Company’s year-to-date and third quarter results for 2003.

Revenue for the nine-month period ended September 30, 2003 of $28.1 million compared to $26.8 million for the year-ago period, an increase of five percent The net loss for the nine months just ended was $4.9 million or $0.18 per basic and diluted share, versus a net loss of $25.0 million or $1.04 per basic and diluted share in the year-ago nine months.  The majority of the loss in the year-ago period was due to $1.8 million of interest expense, and $19.0 million of non-cash compensation expense.

For the three months ended September 30, 2003, revenue totaled $8.3 million compared to revenue of $9.6 million a year ago.  The reduction was primarily due to a timing difference in shipments to Fish and Wildlife customers. Net loss for the three-month period ended September 30, 2003 was $2.6 million or $0.10 per basic and diluted share, versus a net loss of $945,000 or $0.04 per basic and diluted share in the same three-month period a year ago.

Key developments during the third quarter included the following company announcements:

•                  First commercial stocking order for Bio-Thermo™, the Company’s temperature-sensing implantable microchip for the companion pet market;

•                  Orders received from the US Department of Agriculture  (USDA) for more than 300,000 proprietary RFID animal tags and implantable microchips for use in Federal programs to study and eventually eradicate transmissible neurological conditions found in captive deer, elk and domestic sheep;

-more-

•                  Digital Angel Corp. and IMI, Platte City, Missouri, an information alliance partner, were selected by PM Beef to install system for capturing data from proprietary RFID and software products for use on cow/calf farms, feedlots and PM’s harvest and fabrication facility in Windom, MN;

•                  Launch by Digital Angel Corporation’s partner, VeriPrime, Inc., of a new food safety system, with initial focus on improved E.coli protection, the beginning of a comprehensive animal identification and tracking system, verification of safeguards against cattle feed contamination and standards of animal welfare that exceed those now required by most grocery and restaurant chains;

•                  Subsequent to the quarter end, Digital Angel Corporation entered into an agreement to acquire OuterLink Corporation of Concord, MA. Mr. Van Chu, CEO of OuterLink, was also appointed CEO of Digital Angel Corporation.

About Digital Angel Corporation

Digital Angel™ technology represents the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS).  By utilizing advanced sensor capabilities, Digital Angel is able to monitor key functions – such as ambient temperature and physical movement – and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility.  The company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish, and livestock.  Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals.  On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland.  Prior to the merger, Digital Angel Corporation was a 93% owned subsidiary of Applied Digital Solutions, Inc. (Nasdaq: ADSX), which now is a beneficial owner of the company.  For more information about Digital Angel Corp., visit www.DigitalAngelCorp.com.

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Statements about the company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

11/14/03

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS

(in thousands)

	Sept. 30, 2003	Dec. 31, 2002
Total Current Assets	$13,491	$10,763

Property and Equipment, net	7,621	7,769

Goodwill and Other Intangible Assets, net	48,658	48,893

Other Assets, net	1,150	373

Total Assets	$70,920	$67,798

Current Liabilities	$15,760	$9,124

Long-Term Debt and Notes Payable	4,145	3,314

Deferred Revenue	140	50

Minority Interest	97	298

Stockholders’ Equity	50,778	55,012

Total Liabilities and Stockholders’ Equity	$70,920	$67,798

STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

	For the Three Months Ended September 30,
	2003	2002

Total Revenue, net	$8,345	$9,606

Gross Profit	3,519	4,614

Net Loss	(2,640)	(945)

Net Loss per Common Share – basic and diluted	$(0.10)	$(0.04)

	For the Nine Months Ended September 30,
	2003	2002

Total Revenue, net	$28,103	$26,774

Gross Profit	11,925	12,047

Net Loss	(4,907)	(24,954)

Net Loss per Common Share – basic and diluted	$(0.18)	$(1.04)

SELECTED CASH FLOW DATA

(in thousands)

	For the Nine Months Ended September 30,
	2003	2002

Net Cash Used In Operating Activities	$(3,470)	$(1,252)

Net Cash Used In Investing Activities	(769)	(1,034)

Net Cash Provided by Financing Activities	4,270	1,954

Net Decrease In Cash and Cash Equivalents	(204)	(116)